Exhibit 99.1

UNITED REFINING COMPANY INCREASES BANK CREDIT FACILITY TO $175 MILLION

Warren, PA May 18, 2011, 2011/PRNewswire/— United Refining Company (United), a leading regional refiner and marketer of petroleum products announces completion of its Amended and Restated Credit Agreement (the Agreement) led by PNC Bank, National Association, as Administrative Agent. The transaction increases the Company’s current Revolving Credit Facility from $130,000,000 to $175,000,000 effective May18, 2011. The facility expires on May17, 2016, and is secured by certain cash accounts, accounts receivable and inventory. The participating banks in the Agreement are PNC Bank, National Association, Bank of America, N.A., Manufacturers and Traders Trust Company, and Bank Leumi USA.

This Agreement provides the Company flexibility relative to its cash flow requirements. The Company will use proceeds from the Revolving Credit Facility for working capital needs and general corporate purposes.

United owns and operates a 70,000 bpd refinery in Warren, Pennsylvania. In addition to its wholesale markets, the Company also operates 366 Kwik Fill ® / Red Apple ® and Country Fair ® retail gasoline and convenience stores located primarily in western New York and western Pennsylvania.

Certain statements contained in this release are forward-looking, such as statements regarding the Company’s plans and strategies or future financial performance. Although the Company believes that its expectations are based on reasonable assumptions within the bounds of its knowledge, investors and prospective investors are cautioned that such statements are only projections and that actual events or results may differ materially from those expressed in any such forward-looking statements. In addition, the Company’s actual consolidated quarterly or annual operating results have been affected in the past, or could be affected in the future, by additional factors, including, without limitation, general economic, business and market conditions; environmental, tax and tobacco legislation or regulation; volatility of gasoline prices, margins and supplies; merchandising margins; customer traffic, weather conditions; labor costs and the level of capital expenditures. For other important factors that may cause actual results to differ materially from expectations and underlying assumptions please see reports by United Refining Company filed with the Securities and Exchange Commission. For more on the Company visit United Refining Company’s website at www.urc.com.

Company Contact: James E. Murphy, Chief Financial Officer (814) 723-1500